                                                                     EXHIBIT 3.1


                            STATEMENT OF DESIGNATIONS
                 OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF
                                 ZIX CORPORATION


         The undersigned, Ronald A. Woessner, does hereby certify that:

                  (a) he is, and at all times mentioned herein was, the duly elected Senior Vice President and General Counsel of Zix Corporation, a Texas corporation (the "Corporation");

                  (b) the Restated Articles of Incorporation of the Corporation, filed with the Secretary of State of the State of Texas on December 4, 2001, as amended (the "Articles of Incorporation"), authorize the Board of Directors of the Corporation to provide for the issuance of the Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each series, and to fix the designations, powers, relative rights, qualifications, preferences, limitations and restrictions of the shares of each such series;

                  (c) the Board of Directors of the Corporation adopted the following resolutions on September 9, 2002, at a special meeting of the Board of Directors of the Corporation, and such resolutions have not been rescinded or amended and are in full force and effect as of the date hereof:


                  WHEREAS, the Restated Articles of Incorporation of the Corporation, filed with the Secretary of State of the State of Texas on December 4, 2001, as amended (the "Articles of Incorporation"), authorize the Corporation to issue ten million (10,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"); and

                  WHEREAS, the Articles of Incorporation authorize the Board of Directors of the Corporation (the "Board"), within the limitations set forth in the Texas Business Corporation Act (the "Corporation Act"), to provide for the issuance of the Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each series, and to fix the designations, powers, relative rights, qualifications, preferences, limitations and restrictions of the shares of each such series not fixed by the Articles of Incorporation; and

                  WHEREAS, the Articles of Incorporation do not fix the designations, powers, relative rights, qualifications, preferences, limitations and restrictions of any of the Preferred Stock; and

                  WHEREAS, there are no outstanding Statements of Designations of Preferred Stock with respect to any shares of the Corporation's authorized but unissued Preferred Stock, other than that certain Statement of Designations of the Series B Convertible Preferred Stock of Zix Corporation, filed contemporaneously herewith, providing for the designation of a series of one million three hundred four thousand eight hundred fifteen (1,304,815) shares of Preferred Stock; and

                  WHEREAS, based on the foregoing, there remains eight million six hundred ninety-five thousand one hundred eighty-five (8,695,185) shares of the Corporation's authorized but unissued Preferred Stock eligible for designation by the Corporation with respect to new series thereof; and





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

                  WHEREAS, it is the desire of the Board to designate a "Series A Convertible Preferred Stock" consisting of eight hundred nineteen thousand eight hundred eighty-six (819,886) shares of the Corporation's authorized but unissued Preferred Stock, and to fix the powers, relative rights, qualifications, preferences, limitations and restrictions thereof;

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of the Articles of Incorporation, there hereby is created, out of the ten million (10,000,000) shares of Preferred Stock authorized in Article IV of the Articles of Incorporation, a series of Preferred Stock of the Corporation consisting of eight hundred nineteen thousand eight hundred eighty-six (819,886) shares, having the following powers, relative rights, qualifications, preferences, limitations and restrictions:

         1. Designation; Number of Shares; Original Issue Price. The shares of such series will be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred"). The number of shares of Series A Preferred will be limited to eight hundred nineteen thousand eight hundred eighty-six (819,886). The original issue price of the Series A Preferred is $3.92 per share (the "Original Issue Price").

         2. Rank. The Series A Preferred will rank, with respect to rights on Liquidation (as defined in Section 4(c)), (a) senior to the common stock, par value $0.01 per share, of the Corporation (the "Common Stock") and each other class of capital stock or series of Preferred Stock established after the date of this Statement of Designations that does not expressly provide that it ranks senior to or on parity with the Series A Preferred as to rights on Liquidation (collectively referred to as "Junior Securities"), (b) on a parity with the Series B Convertible Preferred Stock, par value $1.00 per share, of the Corporation (the "Series B Preferred") and each other class of capital stock or series of Preferred Stock established after the date of this Statement of Designations that expressly provides that such class or series will rank on a parity with the Series A Preferred as to rights on Liquidation (collectively referred to as "Parity Securities") and (c) junior to each other class of capital stock or series of Preferred Stock established after the date of this Statement of Designations that expressly provides that such class or series will rank senior to the Series A Preferred as to rights on Liquidation (collectively referred to as "Senior Securities").

         3. Dividends. The holders of the Series A Preferred will be entitled to receive, out of any funds at the time legally available therefor, a per annum dividend equal to six and one-half percent (6.50%) of the Original Issue Price (as adjusted for any recapitalizations, stock splits or combinations of the Series A Preferred or stock dividends on the Series A Preferred to the extent paid in shares of Series A Preferred) (the "Series A Preferred Dividends"). The Series A Preferred Dividends will be payable when and as declared by the Board, will be cumulative and will accrue on each share of Series A Preferred from day to day, commencing on the date of issuance of such share, whether or not earned or declared. The Corporation will not declare, pay or set aside for payment any dividend or distribution (whether in cash, securities or other property, other than dividends or distributions payable solely in shares of Common Stock) to the holders of the Common Stock or any other Junior Securities until all Series A Preferred Dividends have been paid at the rate specified above, including all dividends that have accumulated but remain unpaid. All Series A Preferred Dividends will be payable in the manner provided in Section 5 and Section 7.




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         4. Liquidation Preference. Upon the occurrence of a Liquidation, distributions to the holders of Series A Preferred will be made in the following manner:

                  (a) Priority of Distributions to Series A Preferred on Liquidation. After payment or provision for payment of the Corporation's debts and other liabilities and any payments and distributions payable to the holders of any Senior Securities has been made, the holders of Series A Preferred then outstanding will be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of shares of Common Stock or other Junior Securities by reason of their ownership of such stock, an amount equal to the Series A Liquidation Preference (as defined in Section 4(c)). If, upon any Liquidation, the assets and surplus funds of the Corporation are insufficient to make payment in full of the Series A Liquidation Preference and any payments and distributions payable to the holders of any Parity Securities (including the Series B Preferred), then such assets and funds will be distributed ratably among the holders of Series A Preferred and the holders of Parity Securities then outstanding in proportion to the full amounts to which they would otherwise be entitled.

                  (b) Valuation of Non-Cash Assets. If any of the assets distributed by the Corporation upon a Liquidation is other than cash, its value will be deemed to be its fair market value determined as follows:

                           (i) Securities not subject to restrictions on free
                  marketability will be valued as follows: (A) if traded on a securities exchange or through the Nasdaq Market, the value will be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending on the business day immediately prior to date of the Liquidation; (B) if actively traded over-the-counter, the value will be deemed to be the average of the closing sale price, or, if there is no sale on a particular date, the closing bid price, over the thirty (30) day period ending on the business day immediately prior to date of the Liquidation; and (C) if there is no active public market, the value will be the fair market value thereof, as determined in good faith by the Board.

                           (ii) Securities subject to restrictions on free
                  marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) will be valued in such a manner as to make an appropriate discount from the market value determined pursuant to Section 4(b)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

                           (iii) Any other asset will be valued at its fair
                  market value as determined in good faith by the Board.

                  (c) Certain Definitions.

                           (i) "Change of Control" means (1) the sale, transfer
                  or other disposition of all or substantially all of the assets of the Corporation (other than a





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                  transfer by pledge or mortgage to a bona fide lender) or (2)
                  the merger or consolidation of the Corporation with or into any other entity, or the consummation of any other transaction or series of related transactions by the shareholders of the Corporation, that results in the shareholders of the Corporation immediately prior to such merger, consolidation, transaction or series of related transactions owning less than a majority of the voting securities of the Corporation (or the surviving entity in any such merger or consolidation) immediately following such merger, consolidation, transaction or series of related transactions. The Corporation will give each holder of Series A Preferred written notice of a Change of Control not less than thirty (30) business days prior to the consummation thereof.

                           (ii) "Liquidation" means the occurrence of any one of
                  the following events: (A) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (other than a liquidation, dissolution or winding up effected for the purpose of reincorporating the Corporation in another jurisdiction wherein the rights of the Series A Preferred are not adversely affected) or (B) a Change of Control, if and only if the holders of a majority of the shares of Series A Preferred then outstanding elect to treat such Change of Control as a Liquidation by delivering a written notice of such election, executed by such holders, to the Corporation not less than twenty-three (23) business days prior to the consummation thereof. The Corporation will promptly, but in no event more than three (3) business days following the receipt of such election, notify the holders of the Senior Convertible Notes of such election by the holders of Series A Preferred.

                           (iii) "Senior Convertible Notes" means those certain
                  Convertible Notes, convertible into shares of Common Stock under certain circumstances, issued on the First Issue Date.

                           (iv) "Series A Liquidation Preference" means, for
                  each share of Series A Preferred, 100% of the sum of (A) the Original Issue Price (as adjusted for any recapitalizations, stock splits or combinations of the Series A Preferred or stock dividends on the Series A Preferred to the extent paid in shares of Series A Preferred) and (B) the amount of all Series A Preferred Dividends payable in respect of such share that have accumulated through the date of Liquidation but remain unpaid.

         5. Conversion Rights. Subject to the limitations set forth in Section 8, the shares of Series A Preferred will be convertible into shares of Common Stock as follows:

                  (a) Optional Conversion of Series A Preferred. Each share of Series A Preferred will be convertible at the option of the holder thereof, at any time, into fully paid and nonassessable shares of Common Stock. Any holder of Series A Preferred may exercise the conversion right pursuant to this Section 5(a) as to all of such holder's shares of Series A Preferred, or any portion thereof. To exercise its conversion rights pursuant to this Section 5(a), a holder must deliver to the Corporation during regular business





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

         hours, at the Corporation's principal office or at the office of any transfer agent of the Corporation for such Series A Preferred, as the case may be, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares of Series A Preferred to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares. Notwithstanding the foregoing, for so long as Section 8(a) is in effect, no holder will be entitled to exercise conversion rights pursuant to this Section 5(a) to the extent that the aggregate number of shares of Common Stock issued to such holder upon conversion or redemption of shares of Series A Preferred (whether pursuant to this Section 5(a) or otherwise) will be greater than the product (the "Allocated Number") of the Maximum Number (as defined in Section 8(a)) multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred originally issued to such holder and the denominator of which is two million one hundred twenty-four thousand seven hundred one (2,124,701). Upon any transfer of shares of Series A Preferred, a proportionate amount of the Allocated Number will be deemed transferred from the transferor of such shares to the transferee of such shares.

                  (b) Mandatory Conversion of Series A Preferred. Each share of Series A Preferred will be convertible at the option of the Corporation, following the satisfaction of the Mandatory Conversion Condition (as defined below), into fully paid and nonassessable shares of Common Stock. The Corporation may exercise its conversion right pursuant to this Section 5(b) as to all of the outstanding shares of Series A Preferred, or any portion thereof. If the Corporation exercises its conversion rights pursuant to this Section 5(b) as to less than all of the outstanding shares of Series A Preferred, the shares of Series A Preferred to be converted will be allocated pro rata among the holders of the outstanding shares of the Series A Preferred in proportion to the number of such shares then held by each such holder. The Corporation may exercise its conversion rights pursuant to this Section 5(b) only if the Corporation simultaneously exercises its conversion rights pursuant to any substantially similar provision of the Statement of Designations of the Series B Convertible Preferred Stock of Zix Corporation with respect to a substantially similar proportion of the outstanding shares of Series B Preferred. To exercise its conversion rights pursuant to this Section 5(b), the Corporation must deliver to each holder of record of Series A Preferred a written notice setting forth the effective date of such conversion (which may not be earlier than the date such notice is given), the aggregate number of shares of Series A Preferred that the Corporation elects to convert, the number of shares of Series A Preferred held by such holder to be converted and the procedures to be followed by such holder to surrender the certificates representing the shares of Series A Preferred being converted. Upon receipt of such notice of mandatory conversion, each holder of Series A Preferred must surrender the certificates evidencing the shares of Series A Preferred to be converted to the Corporation at the place designated in such notice and will thereupon be entitled to receive certificates representing the shares of Common Stock into which such shares of Series A Preferred have been converted. The "Mandatory Conversion Condition" is that, at any time following the effectiveness of a registration statement, filed under the Securities Act of 1933, as amended, covering the resale of the shares of Common Stock issuable upon the conversion of shares of Series A Preferred, the closing price (last trade) of the Common Stock on the Principal Market (as defined below) is above $6.18 per share (as adjusted for any recapitalizations, stock splits or combinations of the Common Stock or stock dividends on the Common Stock to the extent paid in shares of Common Stock) for the ten (10) consecutive trading days immediately preceding the date of the Corporation's written notice of mandatory conversion. "Principal Market" means the Nasdaq National Market or, if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

                  (c) Conversion Rate. The number of shares of Common Stock into which each share of Series A Preferred will be converted pursuant to this Section 5 will be determined by dividing (i) the sum of (A) the Original Issue Price (as adjusted for any recapitalizations, stock splits or combinations of the Series A Preferred or stock dividends on the Series A Preferred to the extent paid in shares of Series A Preferred) and (B) the amount of all Series A Preferred Dividends payable in respect of such share that have accumulated through the date of conversion but remain unpaid by (ii) the Conversion Price in effect at the time of the conversion. The initial "Conversion Price" is $4.12 per share, subject to adjustment as provided in Section 6.

                  (d) Conversion Date. Conversion will be deemed to be effective on the date when all required deliveries for optional conversion set forth in Section 5(a) have been made or the effective date set forth in the Corporation's notice of mandatory conversion pursuant to Section 5(b), and such date is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date (or such later date on which certificates representing converted shares of Series A Preferred have been surrendered by a holder to the Corporation in accordance with the Corporation's notice of mandatory conversion), the Corporation will issue and deliver to the holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest as provided in Section 5(e). The holder will be deemed to have become a shareholder of record of Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event the holder will be deemed to have become a shareholder of record of Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price will be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred represented by a certificate surrendered for conversion, the Corporation will issue and deliver to the holder a new certificate for the number of shares of Series A Preferred represented by the unconverted portion of the certificate surrendered.

                  (e) Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of shares of Series A Preferred and the number of shares of Common Stock issued upon any conversion will be rounded down to the nearest whole share. Instead of issuing any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred, the Corporation will pay a cash amount in respect of such fractional interest equal to the fractional interest multiplied by the Conversion Price. If the shares of Series A Preferred being converted by a holder at one time are represented by more than one certificate surrendered for conversion, the number of whole shares of Common Stock issuable upon such conversion






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         will be computed on the basis of the aggregate number of shares of
         Series A Preferred to be converted and represented by all such surrendered certificates.

                  (f) Taxes. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred pursuant hereto. The Corporation will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered, and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (g) No Reissuance of Shares. All certificates of Series A Preferred surrendered for conversion will be appropriately canceled on the books of the Corporation, and the shares so converted will not thereafter be issuable by the Corporation.

         6. Adjustment of the Conversion Price. The Conversion Price in effect from time to time will be subject to adjustment from time to time as follows:

                  (a) Subdivisions, Stock Dividends or Combinations. If the Corporation, at any time after the effective date of this Statement of Designations (the "Effective Date"), subdivides the outstanding shares of Common Stock, or issues a dividend on its outstanding Common Stock in shares of Common Stock or securities exchangeable or convertible into shares of Common Stock, each of the Issue Date Market Price (as defined in Section 6(d)(vii)) and the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend will be proportionately decreased, and in case the Corporation at any time combines the outstanding shares of Common Stock, each of the Issue Date Market Price and the Conversion Price in effect immediately prior to such combination will be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

                  (b) Other Distributions. If the Corporation, at any time after the Effective Date, declares a distribution on its outstanding Common Stock payable in securities (other than shares of Common Stock or securities exchangeable or convertible into shares of Common Stock), evidences of indebtedness issued by the Corporation or other persons or other assets (other than cash dividends), then, in each such case, the holders of Series A Preferred will be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (c) Reorganization or Reclassification. Upon the effectiveness of any capital reorganization (other than a subdivision or combination of outstanding shares of Common Stock or a Liquidation) or any reclassification of the capital stock of the






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         Corporation, each share of Series A Preferred will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred would have been entitled upon such reorganization or reclassification; and, in any such case, appropriate adjustment (as determined in good faith by the Board) will be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) will thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion of the Series A Preferred.

                  (d) Discount Sale of Common Stock. The Conversion Price will be adjusted in accordance with this Section 6(d) in the event that the Corporation consummates any Discount Sale of Common Stock (as defined in Section 6(d)(vii)). The provisions of this Section 6(d) will similarly apply to successive Discount Sales of Common Stock.

                           (i) Weighted Average. Upon the consummation of any
                  Discount Sale of Common Stock, the Conversion Price theretofore in effect will become the greater of the Minimum Conversion Price or the price, calculated to the nearest cent, obtained by dividing:

                                    (A) an amount equal to the sum of (1) the
                           then-existing Conversion Price multiplied by the number of shares of Common Stock outstanding immediately prior to such Discount Sale of Common Stock (assuming the full exercise of all options, rights and warrants then exercisable for Equity Securities and the full conversion or exchange of all Equity Securities that are then convertible or exchangeable for Common Stock, including all shares of the Series A Preferred, at the rate of conversion or exchange then in effect) and (2) an amount equal to the aggregate consideration received by the Corporation upon such Discount Sale of Common Stock;

                           by

                                    (B) the number of shares of Common Stock
                           outstanding immediately after such Discount Sale of Common Stock (assuming the full exercise of all options, rights and warrants then exercisable for Equity Securities and the full conversion or exchange of all Equity Securities that are then convertible or exchangeable for Common Stock, including all shares of the Series A Preferred, at the rate of conversion or exchange then in effect).

                           (ii) Valuation of Consideration. In the case of a
                  Discount Sale of Common Stock for cash, the "aggregate consideration received" by the Corporation therefor will be deemed to be the amount of cash received before deducting therefrom any commissions or expenses paid by the Corporation. In






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

                  case of a Discount Sale of Common Stock for consideration other than cash, or consideration partly other than cash, the value of the "aggregate consideration received" other than cash received by the Corporation for such shares will be the fair market value of such property received by the Corporation as determined in accordance with Section 4(b).

                           (iii) Issuance of Options to Purchase Common Stock.
                  If the Corporation issues any options, rights or warrants to subscribe for or purchase shares of Common Stock, all shares of Common Stock issuable upon the exercise of such options, rights or warrants will be deemed issued as of the date such options, rights or warrants are issued, and the amount of the "aggregate consideration received" by the Corporation for such deemed issuance of Common Stock will be deemed to be the total of (A) the amount of consideration received by the Corporation, if any, upon the issuance of such options, rights or warrants, plus (B) the minimum aggregate consideration, if any, other than the surrender of such options, rights or warrants, to be received by the Corporation upon the exercise of such options, rights or warrants for shares of Common Stock.

                           (iv) Issuance of Convertible Securities. If the
                  Corporation issues any obligations or shares of stock that are, or may be under specified circumstances, convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares will be deemed issued as of the date such obligations or shares are issued, and the amount of the "aggregate consideration received" by the Corporation for such deemed issuance of Common Stock will be deemed to be the total of (A) the amount of consideration received by the Corporation, if any, upon the issuance of such obligations or shares, plus (B) the minimum aggregate consideration, if any, other than the surrender of such obligations or shares, to be received by the Corporation upon such conversion or exchange for shares of Common Stock.

                           (v) Issuance of Options to Purchase Convertible
                  Securities. If the Corporation issues any options, rights or warrants to subscribe for or purchase any obligations or shares of stock that are, or may be under specified circumstances, convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the exercise of such options, rights or warrants for such obligations or shares and the concurrent conversion or exchange or such obligations or shares for shares of Common Stock will be deemed issued as of the date such options, rights or warrants are issued, and the amount of the "aggregate consideration received" by the Corporation for such deemed issuance of Common Stock will be deemed to be the total of (A) the amount of consideration received by the Corporation, if any, upon the issuance of such options, rights or warrants, plus (B) the minimum aggregate consideration, if any, other than the surrender of such options, rights or warrants, to be received by the Corporation upon the exercise of such options, rights or warrants for such obligations or shares, plus (C) the minimum aggregate consideration, if any, other than the surrender of such obligations or shares, to be received by the Corporation upon such conversion or exchange of such obligations or shares for shares of Common Stock.




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

                           (vi) Recalculation Upon Expiration of Options. On the
                  expiration of any options, rights or warrants referred to in
                  Section 6(d)(iii) or Section 6(d)(v) or the termination of any right of conversion or exchange referred to in Section 6(d)(iv) or Section 6(d)(v) or upon any change in the number of shares of Common Stock deliverable or actually delivered upon the exercise of such options, rights or warrants or upon the conversion of or exchange of such convertible or exchangeable securities, the Conversion Price then in effect will forthwith be readjusted to the Conversion Price that would have been obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such options, rights or warrants or upon the conversion or exchange of such securities. No readjustment pursuant to this Section 6(d)(vi) will have the effect of increasing the Conversion Price to an amount that exceeds the lower of (A) the Conversion Price on the original adjustment date or (B) the Conversion Price that would have resulted from other Discount Sales of Common Stock occurring between the Effective Date and such adjustment date; provided, however, that nothing in this Section 6(d)(vi) will limit the application of Section 6(a) under the circumstances described therein.

                           (vii) Certain Definitions.

                                    (A) "Discount Sale of Common Stock" means
                           any issuance, other than an Exempt Issuance (as defined below), by the Corporation of any Equity Security after the First Issue Date for consideration per share of Common Stock, or per share of Common Stock into which such Equity Security is exercisable and/or convertible, that is less than the Conversion Price in effect immediately prior to the effective time of such issuance or sale.

                                    (B) "Equity Security" means (1) Common
                           Stock, (2) any right or option to purchase Common Stock, (3) any obligation or security convertible into or exchangeable for Common Stock and (4) any right or option to purchase any obligation or security convertible into or exchangeable for Common Stock.

                                    (C) "Exempt Issuance" means any issuance of
                           Equity Securities (1) pursuant to any employee benefit plan of the Corporation in effect on the First Issue Date; (2) to officers, directors, employees or consultants of the Corporation pursuant to the grant or exercise of options that are granted pursuant to any employee benefit plan approved by the shareholders of the Corporation after the First Issue Date to the extent that such issuance, together will all other issuances to which this clause (2) has been applied, will not result in the issuance or potential issuance of more than 4,000,000 shares of Common Stock (as adjusted for any recapitalizations, stock splits or combinations of the Common Stock or stock dividends on the Common Stock to the extent paid in shares of

                           Common Stock); (3) upon the conversion, exchange or exercise of any right, option, obligation or security outstanding on the First Issue Date, provided that the terms of any such right, option, obligation or security are not amended or otherwise altered on or after the First Issue Date; (4) in connection with the sale and issuance of shares of Series A Preferred, shares of Series B Preferred and Senior Convertible Notes on the First Issue Date (including
                           (a) the issuance of warrants to the initial purchasers of Series A Preferred, Series B Preferred and Senior Convertible Notes and (b) the conversion, redemption, exchange or exercise of such Series A Preferred, Series B Preferred, Senior Convertible Notes and warrants in accordance with their respective terms), provided that the terms of any such securities are not amended or otherwise altered on or after the First Issue Date; (5) in connection with any stock dividend, stock subdivision, reorganization or recapitalization described in
                           Section 6(a) or Section 6(c); (6) (a) to suppliers, customers or strategic partners of the Corporation investing in connection with a commercial relationship with the Corporation, the primary purpose of which is not to raise capital, and (b) as consideration for mergers or consolidations or acquisitions of businesses or their tangible or intangible assets, other than transactions in which cash or cash equivalents represent a majority of the assets acquired, provided that the aggregate number of shares of Common Stock that may be issued or potentially issued under this clause (6) may not exceed 400,000 shares (as adjusted for any recapitalizations, stock splits or combinations of the Common Stock or stock dividends on the Common Stock to the extent paid in shares of Common Stock);
                           (7) in connection with leases; and (8) to former employees in satisfaction of severance obligations of the Corporation.

                                    (D) "First Issue Date" means the date on
                           which the first shares of Series A Preferred are issued.

                                    (E) "Issue Date Market Price" means $3.92
                           (as adjusted pursuant to Section 6(a) and, to the extent permissible under the rules and regulations of the Principal Market, pursuant to Section 6(c)).

                                    (F) "Minimum Conversion Price" means (1) if
                           approved by the shareholders (and such approval is sufficient, under the rules and regulations of the Principal Market, to permit the conversion of Series A Preferred at a conversion price not less than par value), the par value of the Common Stock, or (2) if otherwise, the Issue Date Market Price.

                  (e) Computation and Notice. Upon the occurrence of each adjustment of any Conversion Price pursuant to this Section 6, the Corporation will promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred affected thereby a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

                  (f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or this Statement of Designations or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Statement of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against impairment; provided, however, that this Section 6(f) will not apply to the issuance by the Corporation of the Senior Convertible Notes, shares of Series B Preferred or warrants issued to the purchasers of the Senior Convertible Notes and Series B Preferred.

         7. Redemption Rights. Subject to the limitations set forth in Section 8, the shares of Series A Preferred will be subject to redemption as follows:

                  (a) Interim Mandatory Redemption. On each of the eight (8) month, ten (10) month, twelve (12) month, fourteen (14) month, sixteen
         (16) month, eighteen (18) month, twenty (20) month and twenty-two (22) month anniversaries of the First Issue Date (each, an "Interim Redemption Date"), the Corporation will redeem a number of shares of Series A Preferred that is the lesser of (i) ninety-one thousand ninety-nine (91,099) shares of Series A Preferred and (ii) the number of shares of Series A Preferred outstanding on such Interim Redemption Date. All redemptions of less than all of the outstanding shares of Series A Preferred will be allocated pro rata among the holders of the outstanding shares of the Series A Preferred in proportion to the number of such shares then held by each such holder.

                  (b) Final Mandatory Redemption. On the two (2) year anniversary of the First Issue Date (the "Final Redemption Date"), the Corporation will redeem all shares of Series A Preferred outstanding on such date. The Interim Redemption Dates and the Final Redemption Date are referred to collectively as the "Redemption Dates" and each, as a "Redemption Date."

                  (c) Redemption Price. The redemption price to be paid by the Corporation for each share of Series A Preferred redeemed pursuant to this Section 7 (the "Redemption Price") will be the sum of (i) the Original Issue Price (as adjusted for any recapitalizations, stock splits or combinations of the Series A Preferred or stock dividends on the Series A Preferred to the extent paid in shares of Series A Preferred) and (ii) the amount of all Series A Preferred Dividends payable in respect of such share that have accumulated through the date of conversion but remain unpaid.

                  (d) Payment of the Redemption Price.

                           (i) Interim Redemption Dates.

                                    (A) The Redemption Price payable with
                           respect to each Interim Redemption Date will be payable by the issuance by the

                           Corporation of shares of Common Stock. The number of shares of Common Stock to be issued to each holder of Series A Preferred upon the redemption of shares of Series A Preferred will be determined by dividing (1) the aggregate Redemption Price owing to such holder by (2) the Issue Date Market Price.

                                    (B) If the Corporation is prohibited by the
                           operation of Section 8 from issuing the full number of shares of Common Stock to which holders of Series A Preferred are entitled to receive upon a redemption of Series A Preferred pursuant to Section 7(a), then the Corporation will first issue the maximum number of shares of Common Stock that it is permitted to issue consistent with Section 8, and thereafter pay the balance of the Redemption Price either, at the Corporation's option, in cash or by the issuance of an unsecured promissory note (the "Subordinated Note") having a term of twelve (12) months, bearing a rate of interest of six and one-half percent (6.50%) and that is subordinated to the rights of the Senior Convertible Notes; provided, however, that prior to the payment in full of the Senior Convertible Notes, the Corporation may issue only a Subordinated Note in such circumstances.

                                    (C) If the Corporation is prohibited by the
                           operation of Section 8 from issuing the full number of shares of Common Stock to which holders of Series A Preferred are entitled to receive upon a redemption of Series A Preferred pursuant to Section 7(a), and the Corporation does not have sufficient funds or is not permitted under applicable law to redeem the shares of Series A Preferred required to be redeemed on such Redemption Date in cash or by issuance of a Subordinated Note pursuant to Section 7(d)(i)(B), the Corporation will use all legally available funds to effect such redemption in cash or by issuance of a Subordinated Note. The Corporation will allocate the shares of Series A Preferred to be redeemed ratably among the holders of the outstanding shares of the Series A Preferred in proportion to the number of such shares then held by each holder. The shares of Series A Preferred not redeemed will remain outstanding and entitled to all of the rights and preferences provided herein. Subject to the other provisions hereof, the Corporation will redeem the balance of the shares of Series A Preferred not redeemed, by the payment of cash or issuance of a Subordinated Note, on the first date thereafter on which the Corporation may legally do so.

                           (ii) Final Redemption Date.

                                    (A) The Redemption Price payable with
                           respect to the Final Redemption Date will be payable, at the option of the Corporation, by either (1) cash, provided that the Corporation has sufficient funds and is permitted under applicable law to redeem the shares of Series A Preferred required to be redeemed on the Final Redemption Date in cash, or (2) the issuance by the Corporation of shares of Common Stock. The number of shares of Common Stock to be issued to each holder of Series A Preferred upon the redemption of shares of Series A Preferred will be determined by dividing (a) the aggregate Redemption Price owing to such holder by (b) the lesser of the arithmetic mean of the closing bid prices of the Common Stock on the Principal Market on the five (5) trading days immediately preceding the Final Redemption Date (the "Final Redemption Market Price") or the Issue Date Market Price; provided, however, that, unless the Corporation has obtained the approval of its shareholders of the issuance of shares of Common Stock to the directors and officers of the Corporation at a price less than the Issue Date Market Price, if the Final Redemption Market Price is less than the Issue Date Market Price, the Redemption Price payable with respect to the Final Redemption Date must be paid in cash.

                                    (B) If the Corporation is prohibited by the
                           operation of Section 8 from issuing the full number of shares of Common Stock to which holders of Series A Preferred are entitled to receive upon a redemption of Series A Preferred pursuant to Section 7(b), then the Corporation will first issue the maximum number of shares of Common Stock that it is permitted to issue consistent with Section 8, and thereafter pay the balance of the Redemption Price in cash.

                                    (C) If the Corporation is prohibited by the
                           operation of Section 8 from issuing the full number of shares of Common Stock to which holders of Series A Preferred are entitled to receive upon a redemption of Series A Preferred pursuant to Section 7(b), and the Corporation does not have sufficient funds or is not permitted under applicable law to redeem the shares of Series A Preferred required to be redeemed on such Redemption Date in cash pursuant to Section 7(d)(ii)(B), the Corporation will use all legally available funds to effect such redemption in cash. The Corporation will allocate the shares of Series A Preferred to be redeemed ratably among the holders of the outstanding shares of the Series A Preferred in proportion to the number of such shares then held by each holder. The shares of Series A Preferred not redeemed will remain outstanding and entitled to all of the rights and preferences provided herein. Subject to the other provisions hereof, the Corporation will redeem the balance of the shares of Series A Preferred not redeemed, by the payment of cash, on the first date thereafter on which the Corporation may legally do so.

                  (e) Deferral of Interim Mandatory Redemptions. With respect to any redemption on an Interim Redemption Date, if the Issue Date Market Price is greater than the arithmetic mean of the closing bid prices of the Common Stock on the Principal Market on the five (5) trading days immediately preceding such Interim Redemption Date (the "Interim Redemption Market Price"), each holder of Series A Preferred will have the right, exercisable at such holder's option, to defer the redemption of such holder's shares of Series A Preferred scheduled to take place on such Interim Redemption Date until the next succeeding Redemption Date. Subject to further application of this
         Section 7(e), on such next succeeding Redemption Date, the Corporation will be required to redeem the shares of Series A Preferred subject to such deferral of redemption in addition to any other shares of Series A Preferred required to be redeemed on such date pursuant to Section 7(a) or Section 7(b), as applicable. Each holder will be deemed to have exercised such holder's rights under this Section 7(e) whenever such rights are available unless such holder surrenders for redemption, as provided in Section 7(g), the certificates representing the shares of Series A Preferred within ten (10) days of the relevant Interim Redemption Date.

                  (f) Notice of Redemption. Promptly following each Redemption Date (but in no event later than three (3) business days following such date), the Corporation must give written notice (a "Notice of Redemption") to each holder of Series A Preferred. The Notice of Redemption will set forth (i) the Redemption Date, (ii) the aggregate number of shares of Series A Preferred to be redeemed on such date,
         (iii) the number of shares of Series A Preferred held by such holder to be redeemed on such date, (iv) the aggregate Redemption Price payable to such holder on such date, (v) the Issue Date Market Price, (vi) the Interim Redemption Market Price or the Final Redemption Market Price, as applicable, and (vii) the procedures to be followed by such holder to surrender for redemption the certificates representing the shares of Series A Preferred being redeemed.

                  (g) Procedure for Redemption. Subject to Section 7(e), upon receipt of such Notice of Redemption, each holder of Series A Preferred must promptly surrender the certificates evidencing the shares of Series A Preferred to be redeemed to the Corporation at the place designated in such Notice of Redemption. As promptly as practicable after certificates representing redeemed shares of Series A Preferred have been surrendered by a holder to the Corporation in accordance with the Notice of Redemption, the Corporation will issue and deliver to the holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest as provided in Section 7(h). The holder will be deemed to have become a shareholder of record of Common Stock on the applicable Redemption Date unless the transfer books of the Corporation are closed on that date, in which event the holder will be deemed to have become a shareholder of record of Common Stock on the next succeeding date on which the transfer books are open. If fewer than the total number of shares of Series A Preferred represented by a certificate are redeemed, the Corporation will issue and deliver to the holder a new certificate representing the number of unredeemed shares of Series A Preferred.

                  (h) Fractional Shares. No fractional shares of Common Stock will be issued upon redemption of shares of Series A Preferred and the number of shares of Common Stock issued upon any redemption will be rounded down to the nearest whole share. Instead of issuing any fractional shares of Common Stock that would otherwise be issuable upon redemption of any shares of Series A Preferred, the Corporation will pay a cash amount in respect of such fractional interest equal to the fractional interest multiplied by the Issue Date Market Price. If the shares of Series A Preferred being redeemed by a holder at one time are represented by more than one certificate surrendered for redemption, the number of whole shares of Common Stock issuable upon such redemption will be computed on the basis of the aggregate number of shares of Series A Preferred to be redeemed and represented by all such surrendered certificates.

                  (i) Rights in Preferred Stock Cease. From and after a Redemption Date, unless the relevant Redemption Price has not been paid or set aside for payment, all rights to undeclared dividends on the Series A Preferred being redeemed will cease and all other rights of the holders of such shares as holders of Series A Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) will cease with respect to such shares, and such shares will not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

                  (j) Taxes. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on redemption of Series A Preferred pursuant hereto. The Corporation will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (k) No Reissuance of Shares. All certificates of Series A Preferred surrendered for redemption will be appropriately canceled on the books of the Corporation, and the shares so redeemed will not thereafter be issuable by the Corporation.

         8. Limitation on Issuance of Common Stock Upon Conversion or
Redemption.

                  (a) Limitation on Issuance of Common Stock. Notwithstanding anything to the contrary set forth in Section 5 or Section 7, the Corporation may not issue more than eight hundred seventy thousand six hundred ninety-three (870,693) shares of Common Stock (as adjusted for any recapitalizations, stock splits or combinations of the Common Stock or stock dividends on the Common Stock to the extent paid in shares of Common Stock) (as adjusted, the "Maximum Number") upon (i) the conversion of shares of Series A Preferred pursuant to Section 5, (ii) the redemption of shares of Series A Preferred pursuant to Section 7, and (iii) the conversion or redemption of shares of Series B Preferred pursuant to the Statement of Designations of the Series B Convertible Preferred Stock of Zix Corporation.

                  (b) Shareholder Approval. The provisions of this Section 8 will be null and void and of no further force and effect from and after the date on which the Corporation obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of shares of Common Stock in excess of the number of shares of Common Stock that the Corporation may issue without such approval upon Conversion Events (as defined below) without breaching the Corporation's obligations under the rules and regulations of the Principal Market.

         "Conversion Events" means (A) the conversion of shares of Series A Preferred pursuant to Section 5, (B) the redemption of shares of Series A Preferred pursuant to Section 7, (C) the conversion or redemption of shares of Series B Preferred pursuant to the Statement of Designations of the Series B Convertible Preferred Stock of Zix Corporation, (D) the conversion of the Senior Convertible Notes and (E) the exercise of warrants issued to the purchasers of the Senior Convertible Notes on the First Issue Date.

         9. Reservation of Shares. The Corporation will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion and redemption of the Series A Preferred, the number of shares of Common Stock that would be issuable upon the redemption of all shares of Series A Preferred then outstanding at the Issue Date Market Price. The Corporation will from time to time (subject to obtaining necessary director and shareholder action), in accordance with the laws of the State of Texas, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued will not be sufficient to permit the conversion of all of the shares of Series A Preferred at the time outstanding or the redemption of all of the shares of Series A Preferred to be redeemed on any Redemption Date (to the extent that the number of shares of Common Stock issuable upon any such redemption has been fixed).

         10. Voting Rights.

                  (a) Voting Together With Common Stock. The holder of each share of Series A Preferred issued and outstanding will have the right to one vote for each share of Common Stock into which such share of Series A Preferred could be converted on the record date for the vote or consent of shareholders (or, if no record date is established, at the date such vote is taken or any written consent of shareholders is first solicited). Each holder of shares of Series A Preferred will be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. The holders of Series A Preferred will vote with the holders of the Common Stock (and the holders of shares of Series A Preferred will have voting rights and powers equal to those of the holders of the Common Stock) upon all matters upon which holders of Common Stock have the right to vote, except those matters required by law, the Articles of Incorporation or Section 10(b) to be submitted to a class or series vote. Fractional votes will not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series A Preferred held by each holder could then be converted) will be rounded to the nearest whole number (with one-half being rounded upward). Notwithstanding the foregoing, in no event will any share of Series A Preferred entitle the holder thereof to a number of votes that is greater than the number of votes that such holder would be entitled to if such holder converted such share of Series A Preferred into shares of Common Stock at a Conversion Price equal to the Original Issue Price (as adjusted for any recapitalizations, stock splits or combinations of the Series A Preferred or stock dividends on the Series A Preferred to the extent paid in shares of Series A Preferred).

                  (b) Special Voting Rights of the Series A Preferred. The Corporation will not take any of the following actions without first obtaining the approval (by vote or written consent in the manner provided by the Corporation Act) of the holders of at least a majority of the total number of shares of Series A Preferred then outstanding, voting separately as a class:

                           (i) any amendment or alteration of or addition to the
                  Articles of Incorporation or this Statement of Designations that has a material and adverse effect on the rights, preferences or privileges of the Series A Preferred;

                           (ii) the designation or issuance of any series of
                  Senior Securities;

                           (iii) the redemption, retirement or repurchase of any
                  shares of Junior Securities;

                           (iv) the declaration or payment of any dividend
                  (other than a dividend payable solely in shares of Common Stock) to the holders of any Junior Securities; or

                           (v) a Liquidation.

         11. Priority Upon Conversions and Redemptions. If, on any day, the Corporation is unable to issue the full number of shares of Common Stock that are issuable on such day upon any conversion or redemption of shares of Series A Preferred and any Parity Securities, the Corporation will issue the number of shares of Common Stock that it is able to issue ratably among the holders of the Series A Preferred to be converted or redeemed and the holders of the Parity Securities to be converted or redeemed in proportion to the full number of shares of Common Stock to which each such holder would otherwise be entitled. If, on any day, the Corporation is unable to pay the full amount of cash, or issue the full original principal amount of Subordinated Notes, that is payable or issuable on such day upon any conversion or redemption of shares of Series A Preferred and any Parity Securities, the Corporation will pay the amount of available cash, or issue Subordinated Notes with the maximum possible original principal amount, ratably among the holders of the Series A Preferred to be converted or redeemed and the holders of the Parity Securities to be converted or redeemed in proportion to the full amount of cash or principal amount of Subordinated Notes to which each such holder would otherwise be entitled.

         12. Corporation Action. At any time that any shares of Series A Preferred are held by any director or officer of the Corporation, the Corporation may not exercise any right, remedy, option or election that it may have pursuant to this Statement of Designations unless (a) the material facts as to each such director or officer's ownership of shares of Series A Preferred and interest in the exercise of such right, remedy, option or election are disclosed or are known to the Board or any committee thereof, and (b) the Board or any such committee in good faith authorizes the exercise of such right, remedy, option or election by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum.

         13. Notices. All notices, demands and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by hand or express courier or when sent by facsimile transmission (with receipt confirmed and a copy also sent by express courier), addressed (a) in the case of a holder of the Series A Preferred, to such holder's address of record and (b) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's Secretary.

         IN WITNESS WHEREOF, the Corporation has caused this Statement of Designations of the Series A Convertible Preferred Stock of Zix Corporation to be signed by its Senior Vice President and General Counsel on this 16th day of September, 2002.


                                    /s/ Ronald A. Woessner
                                   --------------------------------------------
                                   Ronald A. Woessner
                                   Senior Vice President and General Counsel